Exhibit  12.1
                                                                         4/12/04
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2003

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                                                        ---------------------------------------------------------------------------
                                                        ---------------------------------------------------------------------------
                                                          1999          2000          2001            2002            2003
                                                          ----          ----          ----            ----            ----

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                          $659,745      $698,802      $652,468      $  770,194      $  782,220
  Interest expense, net of amounts capitalized           219,150       237,872       247,788         226,732         215,858
  Distrib on shares subj to mandatory redemption          24,662        25,549        24,775          24,599          15,255
  AFUDC - Debt funds                                      11,010        20,197         9,569           6,854           6,421
                                                        ---------     ---------    ----------     -----------     -----------
                                                        ---------     ---------    ----------     -----------     -----------
         Earnings as defined                            $914,567      $982,420      $934,600      $1,028,379      $1,019,754
                                                        =========     =========    ==========     ===========     ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $193,968      $222,530      $220,627      $  208,148      $  183,953
   Interest on affiliated loans                                                                          845             274
   Interest on interim  obligations                        9,865        10,759        14,638           1,160             388
   Amort of debt disc, premium  and expense, net          11,171        11,668        11,740          12,857          15,671
  Other interest  charges                                 15,157        13,112        10,354          10,577          21,993
  Distrib on shares subj to mandatory redemption          24,662        25,549        24,775          24,599          15,255
                                                        ---------     ---------    ----------     -----------     -----------
         Fixed charges as defined                       $254,823      $283,618      $282,134      $  258,186      $  237,534
                                                        =========     =========    ==========     ===========     ===========
                                                        =========     =========    ==========     ===========     ===========



RATIO OF EARNINGS TO FIXED CHARGES                         3.59          3.46          3.31            3.98            4.29
                                                           =====         =====         =====           =====           ====


Note: The above figures have been adjusted to give effect to ALABAMA Power
      Company's 50% ownership of Southern Electric Generating Company.

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